PENSKE AUTOMOTIVE GROUP ANNOUNCES MANAGEMENT CHANGES

FOR IMMEDIATE RELEASE

BLOOMFIELD HILLS, MI, February 29, 2008 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, announced today that its President,

Roger S. Penske, Jr., is stepping down from his position effective March 31, 2008. Mr. Penske, Jr. will be relocating to California where he will acquire four dealerships from privately held Penske Motor Group.

Further, the company’s Board of Directors today appointed Robert H. Kurnick , Jr., as the company’s President effective March 31, 2008. Mr. Kurnick has served in various capacities with the company since 1999 and most recently as the company’s Vice Chairman of the Board.

Finally, Penske Automotive Group is pleased to announce that Bernie Wolfe is promoted to the position of Executive Vice President of Penske Automotive Group’s Eastern Region, effective March 31, 2008. Mr. Wolfe has served in various capacities with Penske Automotive Group since 1999 after a 25 year career with Toyota Motors USA. He most recently served as the Area Vice President responsible for the company’s Southern California businesses. Mr. Wolfe will relocate to the Bloomfield Hills, Michigan office.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 315 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 18 states and Puerto Rico and 145 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 16,000 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future dealership sales and acquisitions. Actual results may vary materially because of risks and uncertainties, including satisfaction of closing conditions and external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Inquiries should contact:
Anthony R. Pordon Senior Vice President Penske Automotive Group 248-648-2540 www.tpordon@penskeautomotive.com	Bob O’Shaughnessy Chief Financial Officer Penske Automotive Group 248-648-2800 www.boshaughnessy@penskeautomotive.com

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